Name of Registrant:
Franklin High Income Trust

File No. 811-01608

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin High Income Trust
(the "Trust"), on behalf of Franklin High Income Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.
4.	To approve procedures that prevent holding investments in
companies that, in the judgment of each Board, substantially contribute to genocide or crimes against humanity.
5.	To approve transparent procedures that prevent holding
investments in companies that, in the judgment of management, substantially contribute to genocide or crimes against humanity.


The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	1,159,346,398            	95.60%	55.80%	53,393,187
4.40%	2.57%
Terrence J. Checki	1,159,045,962            	95.57%	55.79%	53,693,622
4.43%	2.58%
Mary C. Choksi		1,159,710,595            	95.63%	55.82%	53,028,989
4.37%	2.55%
Edith E. Holiday	1,160,000,808            	95.65%	55.84%	53,738,776
4.35%	2.54%
Gregory E. Johnson	1,159,599,755            	95.62%	55.82%	53,139,829
4.38%	2.56%
Rupert H. Johnson, Jr.	1,160,110,528            	95.66%	55.84%
52,629,056	4.34%	2.53%
J. Michael Luttig	1,160,230,535            	95.67%	55.85%	52,509,049
4.33%	2.53%
Larry D. Thompson	1,159,299,933            	95.59%	55.80%	53,439,652
4.41%	2.57%
John B. Wilson		1,160,675,914            	95.71%	55.87%	52,063,670
4.29%	2.51%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
821,994,562	67.78%	39.57%	66,907,160	5.52%	51,192,389	4.22%
272,645,468	22.48%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
830,614,159	68.49%	39.98%	47,638,082	3.93%	61,841,875	5.10%
272,645,468	22.48%	Y

Proposal 4. To approve procedures that prevent holding investments in companies that, in the judgment of each Board, substantially contribute to genocide or crimes against humanity.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
171,390,579	14.13%	8.25%	539,512,208	44.49%	57,006,403	4.70%
272,645,468	22.48%	N

Proposal 5. To approve transparent procedures that prevent holding investments in companies that, in the judgment of management, substantially contribute to genocide or crimes against humanity.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
190,560,169	15.71%	9.17%	688,455,907	56.77%	61,078,027
5.04%	272,645,468	22.48%	N